Exhibit 99.1

Contact: John Jordan
Director of Investor Relations
508-541-8800, ext. 145

PLC SYSTEMS REPORTS SECOND QUARTER RESULTS
- - Company Expects To Announce New Product Initiative Before End Of Third Quarter - -

Franklin, MA, July 27, 2006 — PLC Systems Inc. (AMEX: PLC), a company focused on innovative cardiac and vascular medical device based technologies, today reported financial results for the three and six months ended June 30, 2006.

Second quarter total revenues were $1,943,000 compared with $1,982,000 in the second quarter of 2005.  Net income for the second quarter of 2006 was $72,000, or $.00 per diluted share, compared to a net loss of $290,000, or $.01 per diluted share, in the second quarter of 2005.

Total revenues for the six months ended June 30, 2006 were $3,832,000 compared to total revenues of $3,925,000 for the six months ended June 30, 2005.  Net income for the six months ended June 30, 2006 was $1,363,000, or $.04 per diluted share, compared to a net loss of $474,000, or $.02 per diluted share, for the six months ended June 30, 2005.

“We are very pleased that our TMR operations continue to provide steady performance,” said Mark R. Tauscher, president and chief executive officer of PLC Systems.  “During the second quarter we had several events that we believe can create greater worldwide interest in TMR.  We were very pleased to announce that our CO2 TMR Heart Laser technology received marketing approval in Japan.  We believe this approval reinforces the strength of the scientific data and clinical evidence that supports the use of CO2 TMR.”

Tauscher continued, “Also during the quarter, we announced that surgeons are investigating new innovative research that combines stem cells and CO2 TMR.  Specifically, Dr. Hans-Michael Klein from Germany presented Stem Cell Therapy in Cardiac Surgery at the Asian Society for Cardiovascular Surgery annual meeting.  Dr. Klein’s presentation concluded that stem cells combined with CO2 TMR provide an increased improvement in cardiac function in heart failure patients when compared to stem cells alone or stem cells with bypass surgery.  We were very pleased to see Dr. Klein discussing his cutting edge research and experiences with the members of the Asian cardiac community.  As the research and development continues to evolve we hope that CO2 TMR demonstrates that it should be the preferred therapy to complement the use of stem cells or biologics within the heart.  “

Tauscher concluded, “Throughout the past two years we have communicated a strategic plan that calls for us to focus on innovative cardiac and vascular medical device based technologies.  Our strategy is intended to expand our product portfolio, increase our core competencies and grow our revenues.  We are excited and look forward to announcing our new product initiative before the end of September.”

During the second quarter of 2006, PLC shipped seven CO2 Heart Lasers (HL2) to United States hospitals through Edwards Lifesciences, PLC’s exclusive U.S. sales and marketing partner.  Five of the seven HL2 shipments were new lasers and two were redeployed lasers.  PLC ended the second quarter of 2006 with 191 CO2 Heart Lasers located at heart centers throughout the U.S., comprised of 150 HL2 customers and 41 HL1 customers.  In addition, PLC shipped one HL2 to an international customer during the second quarter.

Also during the second quarter of 2006, a total of 547 disposable kits were shipped worldwide by Edwards and the Company.  Edwards delivered 537 of these kits to United States hospitals and PLC shipped 10 disposable kits to international customers.  In comparison, a total of 571 disposable kits were delivered worldwide during the quarter ended June 30, 2005.

In conjunction with announcing second quarter results, PLC Systems will be hosting a conference call today, July 27, at 11:00 a.m. Eastern Time.  The call may be joined via telephone by dialing (888) 396-2369 at least five minutes prior to the start of the call.  The passcode is: 87288014.  A live Webcast of the call will be available and accessible at the investor relations section of the Company’s website at www.plcmed.com.  A recording of the conference call will be available for the next month on PLC’s website.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.  Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including we may not earn royalties under the modified business agreement with Edwards, our new strategic growth initiative may not result in saleable products, we may be unable to successfully develop or manufacture products under our agreements with Edwards; Edwards may decide not to pursue or continue the sales and marketing activities for these products; Edwards may be unsuccessful in selling these products,  operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, we may be unable to convince health care professionals and third party payers of the medical and economic benefits of the CO2 Heart Lasers, and there can be no assurance that all payers will reimburse health care providers who perform TMR procedures or that reimbursement, if provided, will be adequate, and additional risk factors described in our Report on Form 10-K for the year ended December 31, 2005, and our other SEC reports.

PLC Systems, PLC Medical Systems, PLC and CO2 Heart Laser are trademarks of PLC Systems Inc.

Edwards Lifesciences, Edwards, and Optiwave 980 are trademarks of Edwards Lifesciences Corporation.

PLC SYSTEMS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Product sales — Edwards	$1,426	$1,438	$2,602	$2,846
Product sales — other	151	129	455	279
Service fees — Edwards	333	360	697	671
Service fees — other	33	55	78	129
Total revenues	1,943	1,982	3,832	3,925

Cost of revenues:
Product sales — Edwards	464	531	827	1,016
Product sales — other	90	69	238	136
Service fees — Edwards	129	144	271	282
Service fees — other	39	46	77	84
Total cost of revenues	722	790	1,413	1,518

Gross profit	1,221	1,192	2,419	2,407

Operating expenses:
Selling, general and administrative	828	897	1,708	1,777
Research and development	458	649	991	1,220
Total operating expenses	1,286	1,546	2,699	2,997

Gain on sale of manufacturing asset	—	—	1,432	—

Income (loss) from operations	(65)	(354)	1,152	(590)

Other income, net	137	64	211	116

Net income (loss)	$72	$(290)	$1,363	$(474)

Basic income (loss) per share	$0.00	$(0.01)	$0.05	$(0.02)

Diluted income (loss) per share	$0.00	$(0.01)	$0.04	$(0.02)

Average shares outstanding:
Basic	30,092	30,071	30,086	30,070
Diluted	30,731	30,071	30,657	30,070

CONDENSED BALANCE SHEET

	June 30, 2006	December 31, 2005
Cash and short-term investments	$10,396	$9,460
Total current assets	13,426	12,008
Total assets	13,779	12,467
Total current liabilities	3,192	3,044
Shareholders’ equity	7,058	5,543